VIACOM’S MTV NETWORKS AND BET NETWORKS RENEW CARRIAGE AGREEMENT WITH TIME WARNER CABLE

Comprehensive Agreement Encompasses All MTVN and BETN Services, Delivers Distribution of Logo, MTV Tr3s, MHD, MTV World and BET

MTVN, BETN and Time Warner Cable Also To Partner in New and Innovative Platforms Including Start-Over and Quick Clips

New York, NY – Dec. 11, 2006 – MTV Networks and BET Networks, each a unit of Viacom (NYSE: VIA, VIA.B), and Time Warner Cable today announced that they have renewed their agreement for all MTVN and BETN services carried by the cable operator. In addition, the agreements were broadened to include digital distribution rights for MTV World, LOGO, MTV Tr3s, MHD, and a full package of MTVN and BETN free on-demand content.

Under the agreement, Time Warner Cable will expand its distribution of LOGO, a network targeting gay, lesbian, bisexual and transgender viewers. It also provides for Time Warner Cable to launch MHD, the music-centric high-definition TV channel.

“This agreement reflects the resonance our highly targeted multi-platform brands have with the devoted niche audiences they serve,” said Nicole Browning, President, Affiliate Sales and Marketing, MTV Networks and BET. “With this deal, MTV Networks and BET Networks reaffirm a long-standing relationship with a valued partner, and expand the reach of our first-rate programming.”

“Our agreements with MTVN and BETN permit us to offer customers additional, diverse programming choices and align channel line-ups, especially among those systems we recently acquired from Adelphia and Comcast,” said Fred Dressler, Executive Vice President for Programming at Time Warner Cable. “It also greatly expands our partnership enabling us to offer MTVN content on advanced video platforms such as on-demand and broadband and across new applications like Quick Clips and Start-Over.”

All MTVN and BETN services will participate in Start-Over, an on-demand application which allows customers to jump to the beginning of a program in progress without any pre-planning or in-home recording devices.  MTV: Music Television will also offer content from its MTV.com broadband channel to become the first MTVN service to participate in Quick Clips, which allows viewers to easily access short-form video content, including content provided for the Internet, on their television sets.

The companies also commit to build on the success of their current interactive television partnership with additional key franchises.  The N has programmed episodes from the current sixth season of “Degrassi: The Next Generation” with an interactive voting and polling application that has delivered, on average, a 30% response rate among its young Time Warner Cable viewers.

About Time Warner Cable:

Time Warner Cable owns and manages cable systems serving 13.5 million subscribers in 33 states. Passing approximately 26 million homes, Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced products and services such as video on demand, high definition television, digital video recorders, high speed Internet access and Digital Phone.

About BET Networks, MTV Networks and Viacom:

BET Networks, a subsidiary of Viacom, Inc. (NYSE: VIA and VIA.B), is the nation’s leading provider of quality entertainment, music, news and public affairs television programming for the African-American audience.  The primary BET channel reaches more than 83 million households according to Nielsen media research, and can be seen in the United States, Canada and the Caribbean.  BET is the dominant African-American consumer brand with a diverse group of business extensions:  BET.com, the Number 1 Internet portal for African Americans; BET Digital Networks – BET J, BET Gospel and BET Hip Hop, attractive alternatives for cutting-edge entertainment tastes; BET Event Productions, a full-scale event management and production company;  BET Home Entertainment, a collection of BET-branded offerings for the home environment including DVDs and video-on-demand; and BET Mobile, a service venture into the lucrative world of ring tones, games and video content for wireless devices.

MTV Networks, a unit of Viacom (NYSE: VIA, VIA.B), is one of the world’s leading creators of programming and content across all media platforms. MTV Networks, with more than 130 channels worldwide, owns and operates the following television programming services – MTV: MUSIC TELEVISION, MTV2, VH1, mtvU, NICKELODEON, NICK at NITE, COMEDY CENTRAL, TV LAND, SPIKE TV, CMT, NOGGIN, THE N, VH1 CLASSIC, LOGO, MTVN INTERNATIONAL and THE DIGITAL SUITE FROM MTV NETWORKS, a package of 13 digital services, all of these networks trademarks of MTV Networks. MTV Networks connects with its audiences through its robust consumer products businesses and its more than 200 interactive properties worldwide, including online, broadband, wireless and interactive television services and also has licensing agreements, joint ventures, and syndication deals whereby all of its programming services can be seen worldwide.

Viacom is a leading global entertainment content company, with prominent and respected brands in focused demographics.  Engaging its audiences through television, motion pictures and digital platforms, Viacom reaches its audiences wherever they consume content.  Viacom’s leading brands include the multiplatform properties of MTV Networks, including MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 130 networks around the world, as well as digital assets such as Neopets, Xfire and Atom Entertainment; BET Networks; Paramount Pictures; Paramount Home Entertainment; DreamWorks; and Famous Music.  More information about Viacom and its businesses is available at www.viacom.com.

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Contacts:

Mark Jafar	MTV Networks	212-846-8961	mark.jafar@mtvstaff.com
Mark Harrad	Time Warner Cable	203-328-0613	mark.harrad@twcable.com